Exhibit 99.1

Watsco Reports Record Results in 2018, Marking its

30-Year Anniversary in HVAC/R Distribution

Culture of Innovation Continues to Transform Watsco’s Customer-Experience

MIAMI, FLORIDA – (GLOBENEWSWIRE), February 14, 2019 – Watsco, Inc. (NYSE: WSO) reported record results for the year and quarter ended December 31, 2018. Annual records were set for sales, operating income, net income and earnings per share. EPS of $6.49 for the year was consistent with the Company’s outlook of $6.40 to $6.50 provided in its prior earnings release. In addition, in January 2019, Watsco raised its annual dividend 10% to $6.40 per share.

2018 marks Watsco’s 30-year anniversary in HVAC/R distribution. The Company has produced the following results over this period of time (unaudited):

	1989	2018	CAGRs (1)
Revenues	$64 million	$4.5 billion	16%
Operating income	$2 million	$372 million	19%
Dividends	$.5 million	$209 million	23%
Locations	16	571
Total-shareholder-return			18%

(1)

Compounded annual growth rates (CAGRs) are measured for a 30-year period ended December 31, 2018. Total-shareholder- return includes market appreciation of Watsco’s stock and reinvestment of dividends.

Albert H. Nahmad, Watsco’s Chairman and CEO stated: “We are proud of our track record and industry leadership position, but there is much more for us to achieve in the $35 billion North American HVAC/R distribution market. We continue to challenge Watsco’s leaders to grow, innovate and build on this success, particularly in light of the cultural and technology evolution underway.”

The Company’s record 2018 results reflect investments in several areas, all from a long-term perspective:

•

Continuing technology investments to launch, iterate and drive adoption of our proprietary, groundbreaking innovations designed to revolutionize Watsco’s customer-experience. Since 2012, Watsco’s technology team has grown from 60 employees operating ERP and communication systems, to over 200 innovation-focused employees bringing new ways of doing business to life.

•

Organizational investments, including the addition of over 250 customer-facing personnel and functional leaders, to improve service and help ensure our long-term success. We also recently launched a productivity initiative enabled by our data analytics platform to identify cost savings opportunities and enhance long-term profitability.

•

Cultural investments, including a 33% increase in the annual 401k matching contribution, which is made in Watsco common stock. The Company’s 30-year compounded total shareholder return of 18% has benefitted shareholders at-large but has also proven meaningful to Watsco’s 401k participants who have spent their careers with the Company.

•	Further investment is planned in 2019 for an enriched wellness program, including greater incentives for employees to learn more about their health, identify risks and promote preventive care.

•	The Company also intends to continue to build on its ownership culture through a variety of unique, equity-based programs.

Full-Year 2018 Results

Sales trends:

•	5% increase in total sales to a record $4.547 billion

•	6% growth in HVAC equipment (67% of sales)

•	5% growth in other HVAC products (29% of sales)

•	Flat sales for commercial refrigeration products (4% of sales)

Key performance metrics:

•	17% earnings per share (EPS) growth to a record $6.49 (2)

•	22% increase in net income to a record $243 million (2)

•	5% increase in gross profit to a record $1.120 billion (10 basis-point increase in gross margin)

•	5% increase in operating income to a record $372 million (operating margin of 8.2%)

(2)

2017 comparisons used to compute growth rates exclude net tax benefits of $10 million or 27 cents per share related to the passage of tax legislation in 2017. On a GAAP basis, 2018 earnings per share increased 12% and net income increased 17%.

Sales growth reflects HVAC equipment unit growth, price increases and a richer mix of high-efficiency systems. Operating results include profit growth and margin expansion in several markets offset by a $7 million profit decline in Florida-based locations on slower sales growth and a $4 million profit decline in Latin America on lower sales (excluding these markets, sales increased 7% and operating profit increased 14%). Results also reflect incremental SG&A of $9 million in field-level incentive compensation, $7 million in health-related costs and $4 million in incremental technology spending, including the addition of Alert Labs, a technology company based in Ontario, Canada, which we acquired in August 2018.

Albert H. Nahmad, Chairman and CEO stated: “2018 represented another record year for our Company. Strong performance was achieved in many markets and others presented a challenge where market conditions slowed after several years of expansion. Growth initiatives have been instituted in partnership with our supplier partners with a focus of gaining market share.”

Mr. Nahmad added: “We also finished the year with a strong balance sheet consistent with our core philosophy to remain conservative and risk averse, while maintaining the capacity and flexibility to invest in opportunities at a low cost of capital. We continue to seek opportunities to grow our network through acquisitions, and we are encouraged by current conditions. We also look to use our financial strength to expand our product portfolio and build on key supplier relationships to provide new opportunities for growth.”

Fourth Quarter Results

Sales trends:

•	3% increase in total sales to a record $991 million (5% increase in domestic markets)

•	3% growth in HVAC equipment (66% of sales)

•	4% growth in other HVAC products (30% of sales)

•	Flat sales for commercial refrigeration products (4% of sales)

Key performance metrics:

•	13% EPS growth to a record $1.02 (3)

•	18% increase in net income to a record $40 million (3)

•	4% increase in gross profit to a record $250 million (20 basis-point expansion in gross margin)

•	5% decline in operating income to $59 million (operating margin of 5.9%)

(3)

2017 comparisons used to compute growth rates exclude net tax benefits of $10 million or 29 cents per share related to the passage of tax legislation in 2017. On a GAAP basis, 2018 earnings per share decreased 14% and net income decreased 8%.

Operating results include profit growth and margin expansion in several markets offset by a $4 million profit decline in Florida-based locations and a $3 million profit decline in Latin American markets (excluding these markets, sales increased 7% and operating profit increased 9%). Results also reflect incremental SG&A of $4 million in field-level incentive compensation, $2 million in health-related costs and $2 million in added technology spending, including the acquisition of Alert Labs.

It is important to note that the fourth quarter of each calendar year is highly seasonal due to the nature and timing of the replacement of HVAC systems, which is strongest in the second and third quarters. Accordingly, the Company’s fourth quarter financial results are disproportionately affected by seasonality.

Technology Investments

Watsco has launched a variety of technologies and process enhancements to transform how HVAC contractor customers are served. Speed, productivity and scale are critical factors as the digital era progresses and Watsco is investing to ensure an unparalleled customer-experience.

The most notable is the digitization of Watsco’s interactions with its customer base through e-commerce and mobile apps, supported by the industry’s largest database of product information. Watsco’s run-rate for e-commerce sales is now approaching 30%, which is supported by the industry’s richest depository of product information of over 685,000 SKUs. Both of these metrics were close to zero just a few years ago.

Watsco has also launched internal-facing technologies, including (1) a business intelligence platform to provide insights to 600+ P&L managers and their teams, (2) proprietary order fulfillment software to deliver speed, convenience and order accuracy to customers (currently used at two-thirds of the Company’s locations), and (3) demand planning and inventory optimization software to improve fill-rates and inventory turns and to reduce real estate requirements (currently implemented in 60% of the Company’s supply chain).

A.J. Nahmad, Watsco’s President said: “We are proud to be the industry leader in progressive technologies to help customers grow their businesses while improving our operations. We have made progress and are seeing early returns such as reduced customer attrition rates, improved inventory quality and exciting sales growth for customers that are leveraging our technologies.”

Mr. Nahmad added: “We are also so proud to have delivered record results and increasing dividends during such a transformative period. Most importantly, our teams have embraced a culture of innovation and continuous improvement, which we believe positions us well to further scale these technologies and derive value in the years ahead.”

An update of key technology metrics are as follows:

E-Commerce and App Usage	Progress in 2018 versus 2017
Growth in e-commerce sales	33% growth in online sales to $1.2 billion
E-commerce transactions	34% increase in transactions
Current e-commerce run-rate	29% of sales versus 25% last year
Unique iOS or Android app weekly users	16% increase in weekly active users
Products (SKUs) digitized and available on-line	5% increase to over 685,000 SKUs
Line items per order on-line versus in-store	37% more line items per order
Sales attrition rate for e-commerce users	2.5-times less attrition than non-users

Business Intelligence (BI) Platform
Increase in internal BI users	7% increase to over 1,600 weekly-users
Average BI queries per week per user	9% increase in queries per week per user
Number of total user inquiries during the year	13% increase to 20.3 million queries

Warehouse Efficiency	Progress in 2018 versus 2017
Locations with Order Fulfillment (OF) software	369 locations versus 329 last year
Number of orders filled with OF	2.6 million versus 2.1 million last year
Delivery truck miles tracked and analyzed	5.8 million miles versus 4.2 million last year
Locations with express pickup	164 locations versus 134 last year

Dividends & Cash Flow

Watsco has paid cash dividends for more than 40 consecutive years. Dividends paid in 2018 increased 27% to $209 million. The Company’s philosophy is to share increasing amounts of cash flow with shareholders through higher dividends while maintaining a conservative financial position. In January 2019, we raised our annual dividend 10% to $6.40 per share.

Operating cash flow in 2018 was $171 million versus $307 million in 2017, reflecting incremental inventory investments at December 31, 2018 from price increases and for competitive positioning entering 2019. Operating cash flow in 2018 also includes a $50 million tax payment deferred in 2017 and paid in 2018 under hurricane-relief guidance issued by the IRS. Since 2000, Watsco’s operating cash flow was approximately $2.4 billion compared to net income of approximately $2.3 billion, surpassing the Company’s stated goal of generating cash flow in excess of net income.

Sunbelt Markets & Market Share

Watsco’s network consists of 571 locations in 37 U.S. states, Canada, Mexico and Puerto Rico. Watsco also exports products to Latin America and the Caribbean. Sales are concentrated in Sunbelt markets (approximately 71% of sales), which the Company believes are not weather-sensitive. By comparison, the Company estimates industry sales to be 60% in the Sunbelt and 40% in more temperate, weather-sensitive markets. Accordingly, the Company’s sales and operating results may vary in comparison to broad-based industry data.

Watsco’s concentration in the Sunbelt has been a component of its strategy over the last 30 years given the relevance of the following attributes:

•	On-going population migration to the Sunbelt has been a catalyst for economic expansion and growth in the installed base of HVAC systems.

•	HVAC systems are an absolute necessity as they provide a comfortable place for homeowners to live or conduct business.

•	The installed base is replaced more often given the stress and run-times of older systems.

•	Warm weather patterns in the Sunbelt have consistently produced more dependable market conditions over longer periods (conversely, weather extremes in temperate markets can create greater volatility).

•	U.S. regulatory changes have been focused on and are more relevant to Sunbelt markets.

The Company strives to gain profitable market share in its markets and regularly makes assessments of changes in share in collaboration with its primary supplier partners.

Tax Cuts and Jobs Act of 2017

2018 results reflect lower income tax expense as a result of the passage of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). 2017 percentage growth comparisons for net income and EPS exclude a one-time net tax benefit of $10 million and 27 cents, respectively, related to passage of the Tax Act. For the year on a GAAP-basis, net income was $243 million in 2018 versus $208 million in 2017 and EPS was $6.49 in 2018 versus $5.81 in 2017. For the fourth quarter on a GAAP-basis, net income was $40 million in 2018 versus $43 million in 2017 and EPS was $1.02 in 2018 versus $1.19 in 2017.

Earnings Conference Call Information

Date: February 14, 2019

Time: 10:00 a.m. (ET)

Webcast: http://investors.watsco.com

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

A replay of the conference call will be available on the Company’s website.

About Watsco

Watsco is the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that over 300,000 contractors and technicians visit or call one of its 571 locations each year to get information, obtain technical support and buy products. HVAC/R products provide comfort to homes and businesses regardless of the outdoor climate. There are approximately 91 million central air conditioning and heating systems installed in the United States that have been in service more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than its competitors as the movement toward reducing energy consumption and its environmental impact continues. This is especially important since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home. Additional information about Watsco may be found at http://www.watsco.com.

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” ”believe,” ”designed,” ”plan” or “intend,” the negative of these terms and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended December 31,				Year Ended December 31,
	2018		2017		2018	2017
Revenues	$991,326		$964,345		$4,546,653	$4,341,955
Cost of sales	741,682		723,415		3,426,401	3,276,296

Gross profit	249,644		240,930		1,120,252	1,065,659
Gross profit margin	25.2%		25.0%		24.6%	24.5%

SG&A expenses	191,933		181,156		757,452	715,671

Other income	791		1,592		9,282	3,886
Operating income	58,502		61,366		372,082	353,874
Operating margin	5.9%		6.4%		8.2%	8.2%

Interest expense, net	365		1,344		2,740	6,363

Income before income taxes	58,137		60,022		369,342	347,511
Income taxes	9,135		7,366		72,813	90,221

Net income	49,002		52,656		296,529	257,290
Less: net income attributable to non-controlling interest	9,409		9,401		53,597	49,069

Net income attributable to Watsco	$39,593		$43,255		$242,932	$208,221

Diluted earnings per share:
Net income attributable to Watsco shareholders	$39,593		$43,255		$242,932	$208,221
Less: distributed and undistributed earnings allocated to non-vested restricted common stock	4,394	(1)	3,724	(1)	19,788	17,427

Earnings allocated to Watsco shareholders	$35,199		$39,531		$223,144	$190,794

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	34,397,261		33,310,064		34,374,269	32,862,633
Diluted earnings per share for Common and Class B common stock	$1.02	(1)	$1.19	(1)	$6.49	$5.81

(1)

These amounts include the dilutive impact attributable to the excess of dividends paid on restricted shares over the net income allocated to non-vested restricted common stock. Such excess amounts were $1.2 million in the fourth quarter of 2018 (3 cents per share) and $.2 million in 2017 (1 cent per share). The Company expects this dilutive impact to be seasonal during the first and fourth quarters of each year due to EPS in such periods generally being less than the quarterly dividend rate (presently $1.60 per share).

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31,	December 31,
	2018	2017
Cash and cash equivalents	$82,894	$80,496
Accounts receivable, net	501,908	478,133
Inventories	837,129	761,314
Other current assets	19,875	17,454

Total current assets	1,441,806	1,337,397
Property and equipment, net	91,046	91,198
Goodwill, intangibles, net and other assets	628,181	618,282

Total assets	$2,161,033	$2,046,877

Accounts payable and accrued expenses	$357,320	$416,233
Current portion of long-term obligations	246	244

Total current liabilities	357,566	416,477
Borrowings under revolving credit agreement	135,200	21,800
Deferred income taxes and other liabilities	66,554	57,623

Total liabilities	559,320	495,900

Watsco’s shareholders’ equity	1,347,849	1,297,953
Non-controlling interest	253,864	253,024

Shareholders’ equity	1,601,713	1,550,977

Total liabilities and shareholders’ equity	$2,161,033	$2,046,877

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Years Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income	$296,529	$257,290
Non-cash items	42,202	25,239
Changes in working capital, net of effect of acquisitions
Accounts receivable	(28,831)	(1,676)
Inventories	(78,954)	(73,403)
Accounts payable and other liabilities	(57,398)	99,956
Other, net	(2,991)	(886)

Net cash provided by operating activities	170,557	306,520

Cash flows from investing activities:
Capital expenditures, net	(16,925)	(17,708)
Investment in unconsolidated entity	(3,760)	(63,600)
Business acquisitions, net of cash acquired	(5,626)	—

Net cash used in investing activities	(26,311)	(81,308)

Cash flows from financing activities:
Dividends on Common and Class B Common stock	(209,218)	(164,147)
Distributions to non-controlling interest	(46,825)	(42,831)
Purchase of additional ownership from non-controlling interest	—	(42,688)
Proceeds from non-controlling interest of unconsolidated entity	752	12,720
Net proceeds from the sale of Common stock	—	247,744
Other	2,288	551
Net repayments under revolving credit agreements	113,400	(213,494)

Net cash used in financing activities	(139,603)	(202,145)

Effect of foreign exchange rate changes on cash and cash equivalents	(2,245)	1,419

Net increase in cash and cash equivalents	2,398	24,486
Cash and cash equivalents at beginning of period	80,496	56,010

Cash and cash equivalents at end of period	$82,894	$80,496